As filed with the Securities and Exchange Commission on March 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Advanced Micro Devices, Inc. One AMD Place, P.O. Box 3453 Sunnyvale, California 94088-3453 (408) 749-4000	94-1692300
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Harry A. Wolin

Senior Vice President, General Counsel and Secretary

Advanced Micro Devices, Inc.

One AMD Place, P.O. Box 3453

Sunnyvale, California 94088-3453

(408) 749-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Tad J. Freese

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, $0.01 par value per share	142,000,000 shares(2)	$2.05	$291,100,000	$11,440.23

(1)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the registrant’s common stock on the New York Stock Exchange on February 23, 2009.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock splits, stock dividends or similar transactions effected without receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

PROSPECTUS

142,000,000 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 142,000,000 shares of our common stock, par value $0.01 per share, including shares of our common stock issuable upon the exercise of warrants, which were issued to West Coast Hitech L.P., or WCH, and which may be held from time to time by WCH or other selling stockholders named in this prospectus and the donees, pledgees or successors of such selling stockholders. Of the shares of common stock offered under this prospectus, we issued 49,000,000 shares to WCH in 2007. We issued an additional 58,000,000 shares of common stock and warrants to purchase up to 35,000,000 shares of common stock to WCH in connection with the transactions contemplated by that certain Master Transaction Agreement, dated as of October 6, 2008, as amended, by and among us, WCH and Advanced Technology Investment Company LLC, or ATIC. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus from time to time in a number of different ways and at varying prices determined at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 28. We will not pay any underwriting discounts or commissions in connection with the sale of the shares.

See “Risk Factors” beginning on page 2 for a discussion of material risks that you should consider before you invest in our common stock being sold with this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “AMD.” On February 27, 2009, the reported closing sale price of the common stock was $2.18 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2009.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus relates to 142,000,000 shares of our common stock, including 35,000,000 shares of our common stock issuable upon the exercise of warrants, which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even if this prospectus is delivered or the common stock is sold on a later date.

You should read this prospectus together with the additional information described under the heading “Available Information.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to One AMD Place, P.O. Box 3453, Sunnyvale, California, 94088-3453, or call (408) 749-4000 to make your request.

TRADEMARKS

AMD, the AMD Arrow logo and ATI are trademarks of Advanced Micro Devices, Inc. Microsoft is a registered trademark of Microsoft Corporation in the United States and/or other jurisdictions. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owners.

-i-

THE COMPANY

Unless the context otherwise requires, references in this prospectus to “AMD,” “we,” “our,” “us” and “the company” refer to Advanced Micro Devices, Inc. and its consolidated subsidiaries.

We are a global semiconductor company with facilities around the world. Within the global semiconductor industry, we offer primarily:

•

x86 microprocessors, for the commercial and consumer markets, embedded microprocessors for commercial, commercial client and consumer markets and chipsets for desktop and notebook personal computers, or PCs, professional workstations and servers; and

•	graphics, video and multimedia products for desktop and notebook PCs, including home media PCs, professional workstations and servers and technology for game consoles.

On October 6, 2008, we entered into that certain Master Transaction Agreement with ATIC and WCH, which was further amended on December 5, 2008. Pursuant to the Master Transaction Agreement, we and ATIC agreed to form a manufacturing joint venture, initially to be called “The Foundry Company.” The Foundry Company will manufacture semiconductor products and provide certain foundry services to us.

Pursuant to the Master Transaction Agreement, we agreed to contribute certain assets and liabilities to The Foundry Company in exchange for securities of The Foundry Company and the assumption of specified AMD liabilities by The Foundry Company.

On March 2, 2009, we consummated the transactions contemplated by the Master Transaction Agreement.

We were incorporated under the laws of Delaware on May 1, 1969 and became a publicly held company in 1972. Since 1979 our common stock has been listed on the New York Stock Exchange under the symbol “AMD.” Our mailing address and executive offices are located at One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453, and our telephone number at that location is (408) 749-4000.

RISK FACTORS

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

Risks Related to Our Business

Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit our ability to compete effectively.

Intel Corporation has dominated the market for microprocessors for many years. Intel’s significant financial resources enable it to market its products aggressively, to target our customers and our channel partners with special incentives, and to discipline customers who do business with us. These aggressive activities have in the past and are likely in the future to result in lower unit sales and average selling prices for our products and adversely affect our margins and profitability.

Intel exerts substantial influence over computer manufacturers and their channels of distribution through various brand and other marketing programs. Because of its dominant position in the microprocessor market, Intel has been able to control x86 microprocessor and computer system standards and to dictate the type of products the microprocessor market requires of us. Intel also dominates the computer system platform, which includes core logic chipsets, graphics chips, motherboards and other components necessary to assemble a computer system. As a result, OEMs that purchase microprocessors for computer systems are highly dependent on Intel, less innovative on their own and, to a large extent, are distributors of Intel technology. Additionally, Intel is able to drive de facto standards for x86 microprocessors that could cause us and other companies to have delayed access to such standards.

Intel also manufactures and sells integrated graphics chipsets bundled with their microprocessors and is a dominant competitor with respect to this portion of our business. Intel could leverage its dominance in the microprocessor market to sell its integrated chipsets. Moreover, computer manufacturers are increasingly using integrated graphics chipsets, particularly for notebooks, because they cost less than traditional discrete graphics components while offering reasonably good graphics performance for most mainstream PCs.

Also, Intel has stated that it intends to reenter the discrete GPU market. Intel could take actions that place our discrete GPUs and integrated chipsets at a competitive disadvantage such as giving one or more of our competitors in the graphics market, such as Nvidia Corporation, preferential access to its proprietary graphics interface or other useful information.

As long as Intel remains in this dominant position, we may be materially adversely affected by Intel’s:

•	business practices, including rebating and allocation strategies and pricing actions, designed to limit our market share;

•	product mix and introduction schedules;

•	product bundling, marketing and merchandising strategies;

•	exclusivity payments to its current and potential customers;

•

control over industry standards, PC manufacturers and other PC industry participants, including motherboard, memory, chipset and basic input/output system, or BIOS, suppliers and software companies as well as the graphics interface for Intel platforms; and

•	marketing and advertising expenditures in support of positioning the Intel brand over the brand of its OEM customers.

Intel has substantially greater financial resources than we do and accordingly spends substantially greater amounts on research and development and production capacity than we do. We expect Intel to maintain its dominant position and to continue to invest heavily in marketing, research and development, new manufacturing facilities and other technology companies. To the extent Intel manufactures a significantly larger portion of its microprocessor products using more advanced process technologies, or introduces competitive new products into the market before we do, we may be more vulnerable to Intel’s aggressive marketing and pricing strategies for microprocessor products.

Intel’s dominant position in the microprocessor market and integrated graphics chipset market, its existing relationships with top-tier OEMs and its aggressive marketing and pricing strategies could result in lower unit sales and average selling prices for our products, which could have a material adverse effect on us.

We rely on The Foundry Company to manufacture our microprocessor products, and if The Foundry Company is unable to manufacture our products on a timely basis or to meet our capacity requirements, our business could be materially adversely affected.

On March 2, 2009, we consummated the transactions contemplated by the Master Transaction Agreement that we entered into with ATIC and WCH in October 2008. As a result, although we will consolidate the operations of The Foundry Company for financial reporting purposes, we no longer solely own or operate our own wafer fabrication facilities. Instead, we will rely on The Foundry Company, a semiconductor manufacturing company formed pursuant to the Master Transaction Agreement, to manufacture substantially all microprocessor products for us for the foreseeable future. If The Foundry Company suffers any damage to its facilities, is unable to secure necessary raw materials from its suppliers, loses benefits under its material agreements such as its joint development agreement with IBM, experiences power outages, lacks sufficient capacity to manufacture our products, encounters financial difficulties due to litigation or otherwise or suffers any other disruption or reduction in efficiency of foundry capacity, we may encounter supply delays or disruptions, which could materially adversely impact our business. If we are unable to obtain sufficient supply from The Foundry Company, we would have to move production of our products to new manufacturers, which could result in significant delays and material adversely affect our business. If The Foundry Company is not able to manufacture our products on a timely basis or to meet our capacity requirements, our business could be materially adversely affected. In addition, pursuant to a Wafer Supply Agreement that we entered into in connection with the transactions contemplated by the Master Transaction Agreement, we agreed to compensate The Foundry Company on a cost plus basis. Although this cost-plus arrangement will not have an impact on our financial statements while we are consolidating the financial results of The Foundry Company, the per unit manufacturing costs for which AMD (as opposed to The Foundry Company) will be obligated to pay will increase.

The under-utilization of The Foundry Company manufacturing facilities may increase our per unit costs and may have a material adverse effect on us.

Pursuant to the Wafer Supply Agreement between us and The Foundry Company, we are required to provide The Foundry Company with forecasts of our volume requirements for microprocessors. Portions of those microprocessor forecasts are binding purchase or payment requirements on us. It is difficult to predict future growth or decline in the demand for our products, making it difficult to forecast our requirements accurately. In addition, in the fourth quarter of 2008, end user demand for PCs and servers decreased significantly. In turn, our customers sharply reduced orders for our products in order to balance their inventory levels to address end-customer demand. While we believe this inventory correction will continue across the supply chain into at least the first half of 2009, particularly in connection with notebook PCs, macro-economic conditions exacerbate the difficulty in forecasting our requirements. If our target markets do not grow, we may under-utilize The Foundry Company manufacturing facilities. Because of our commitments to The Foundry Company, during periods in which we under-utilize The Foundry Company manufacturing facilities as a result of reduced demand for our microprocessor products, we may not be able to reduce our costs in proportion to the reduced revenues for such a period. When this occurs, our operating results will be materially adversely affected.

We rely on third-party foundries and other contractors to manufacture our graphics and chipset products.

In addition to relying on The Foundry Company to manufacture substantially all of our microprocessor products, we currently rely on other independent foundries to manufacture our graphics and chipset products. We also rely on third-party manufacturers to manufacture our high end graphics boards. Independent contractors also perform the assembly, testing and packaging of these products. We obtain these manufacturing services for our graphics and chipset products on a purchase order basis and these manufacturers are not required to provide us with any specified minimum quantity of product. Accordingly, our graphics business depends on these suppliers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to us on a timely basis at acceptable prices. We cannot assure you that these manufacturers will be able to meet our near-term or long-term manufacturing requirements. The manufacturers we use also fabricate wafers and assemble, test and package products for other companies, including certain of our competitors. They could choose to prioritize capacity for other users, reduce or eliminate deliveries to us, or increase the prices that they charge us on short notice.

We must have reliable relationships with our wafer manufacturers and subcontractors to ensure adequate product supply to respond to customer demand. If we move production of our products to new manufacturers or if current manufacturers implement new process technology or design rules, any transition difficulties may result in lower yields or poorer performance of our products. Because it could take several quarters to establish a strategic relationship with a new manufacturing partner, we may be unable to secure an alternative supply for any specific product in a short time frame. We could experience significant delays in the shipment of our products if we are required to find alternative foundries or contractors. Other risks associated with our dependence on third-party manufacturers include reduced control over delivery schedules, quality assurance, manufacturing yields and cost, lack of capacity in periods of excess demand, misappropriation of our intellectual property, dependence on several small undercapitalized subcontractors, reduced ability to manage inventory and parts, and exposure to foreign countries and operations. If we are unable to secure sufficient or reliable supplies of wafers, our ability to meet customer demand for our graphics business may be adversely affected and this could have a material adverse effect on us.

We depend on third-party companies for the design, manufacture and supply of motherboards, BIOS software and other components.

We depend on third-party companies for the design, manufacture and supply of motherboards, BIOS software and other components that support our microprocessor offerings. In addition, we continue to work with other third parties to obtain graphics chips in order to provide our customers with a greater choice of technologies to best meet their needs.

Our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors because our patent cross-license agreement with Intel does not extend to Intel’s proprietary bus interface protocol. If we are unable to secure sufficient support for our microprocessor products from designers and manufacturers of motherboards and chipsets, our business would be materially adversely affected. As a result of our acquisition of ATI, we design and supply a significantly greater amount of graphics products ourselves. This may cause third-party designers, manufacturers and suppliers to be less willing to do business with us or to support our products out of a perceived risk that we will be less willing to support their products or because we may compete with them. As a result, these third-party designers, manufacturers and suppliers could forge relationships, or strengthen their existing relationships, with our competitors. If the designers, manufacturers and suppliers of graphics chips, motherboards, and other components decrease their support for our product offerings and increase their support for the product offerings of our competitors, our business could be materially adversely affected.

Failure to achieve expected manufacturing yields for our products could negatively impact our financial results.

Semiconductor manufacturing yields are a function of both product design and process technology, which is typically proprietary to the manufacturer, and low yields can result from either design or process technology failures. The Foundry Company is responsible for developing manufacturing process technologies used to manufacture our microprocessor products. We cannot be certain that The Foundry Company will be able to develop, obtain or successfully implement leading-edge process technologies needed to manufacture future generations of our products profitably or on a timely basis or that our competitors will not develop new technologies, products or processes earlier. During periods when The Foundry Company is implementing new process technologies, its manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller process technologies could have a material adverse effect on us, particularly if our competitors transition to more cost effective technologies. Moreover, if the Foundry Company experiences manufacturing inefficiencies, we may fail to achieve acceptable yields or experience product delivery delays. Any decrease in manufacturing yields could result in an increase in our per unit costs or force us to allocate our reduced product supply among our customers, which could potentially harm our customer relationships, reputation, and financial results.

If we do not fully realize the anticipated benefits of our manufacturing joint venture with ATIC, our business could be adversely impacted.

As a result of the consummation of the transactions contemplated by the Master Transaction Agreement, we anticipate realizing certain benefits to our business, including the ability to take advantage, as a shareholder of The Foundry Company, of the shift by integrated device manufacturers, or IDMs, to a fabless business model. We cannot assure you that our manufacturing joint venture with ATIC will result in the full realization of these or any other benefits.

The recent instability of the financial markets may adversely impact our business and operating results.

Recently, there has been widespread concern over the instability of the financial markets and their influence on the global economy. As a result of the credit market crisis and other macro-economic challenges currently affecting the global economy, our current or potential future customers may experience serious cash flow problems and as a result may modify, delay or cancel plans to purchase our products. For example, in the fourth quarter of 2008, typically the strongest quarter of our fiscal year, end user demand for PCs and servers decreased significantly. In turn, our customers sharply reduced orders for our products in order to balance their inventory levels to address end-customer demand. We believe this inventory correction will continue across the supply chain into at least the first half of 2009, particularly in connection with notebook PCs. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable that they owe us. Any inability of our current or potential future customers to pay us for our products may adversely affect our earnings and cash flow. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. For example, in January 2009, Qimonda AG, a supplier of memory for our graphics products, filed an application with the local court in Munich to commence insolvency proceedings. In addition, the current economic conditions may make it more difficult for us to raise funding through borrowings or private or public sales of debt or equity securities. If global economic conditions deteriorate further or do not show improvement, we may experience material adverse impacts to our business and operating results.

If we cannot generate sufficient revenues and operating cash flow or obtain external financing, we may face a cash shortfall and be unable to make all of our planned investments in research and development.

Although we make substantial investments in research and development, we cannot be certain that we will be able to develop, obtain or successfully implement new products and technologies on a timely basis. Our ability to fund research and development expenditures depends on generating sufficient cash flow from operations and the availability of external financing, if necessary. Our research and development expenditures, together with ongoing operating expenses, will be a substantial drain on our cash flow and may decrease our cash balances. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase. If we are required to invest significantly greater resources than anticipated in research and development efforts without an increase in revenue, our operating results could decline. During 2008, we incurred substantial losses that have had a negative impact on cash balances. During 2008, net cash used in operating activities was $692 million. As of December 27, 2008, we had approximately $1.1 billion in cash, cash equivalents and marketable securities.

We regularly assess markets for external financing opportunities, including debt and equity financing. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. The recent developments in the credit markets may adversely impact our ability to obtain financing when needed. Our inability to obtain needed financing or to generate sufficient cash from operations may require us to abandon projects or curtail planned investments in research and development. If we curtail planned investments in research and development or abandon projects, our products may fail to remain competitive and we would be materially adversely affected.

We have a substantial amount of indebtedness that could adversely affect our financial position and prevent us from implementing our strategy or fulfilling our contractual obligations.

As of December 27, 2008, we had consolidated debt of $5.1 billion. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions that we are currently experiencing.

We may not be able to generate sufficient cash to service our debt obligations.

Our ability to make payments on and to refinance our debt, or our guarantees of other parties’ debts, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow or that we will be able to borrow funds in amounts sufficient to enable us to service our debt or to meet our working capital requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, we may be required to sell assets or equity, reduce expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or equity or borrow more funds on terms acceptable to us, if at all. The current credit market crisis and other macro-economic challenges affecting the global economy may further adversely impact our ability to borrow sufficient funds or sell assets or equity.

The agreements governing our borrowing arrangements impose restrictions on us that may adversely affect our ability to operate our business.

The indenture governing our 7.75% Senior Notes due 2012 (7.75% Notes) contains various covenants that limit our ability to:

•	incur additional indebtedness, except specified permitted debt;

•	pay dividends and make other restricted payments;

•	make certain investments if a default or an event of default exists, or if specified financial conditions are not satisfied;

•	create or permit certain liens;

•	create or permit restrictions on the ability of certain restricted subsidiaries to pay dividends or make other distributions to us;

•	use the proceeds from certain asset sales;

•	enter into certain types of transactions with affiliates; and

•	consolidate, merge or sell assets as an entirety or substantially as an entirety unless specified conditions are met.

In addition, the Euro 700 Million Term Loan Facility Agreement for AMD Fab 36 Limited Liability Company & Co. KG that we transferred to The Foundry Company contains restrictive covenants that require us to maintain specified financial ratios when group consolidated cash is below specified amounts. Our ability to satisfy these financial ratios and tests can be affected by events beyond our control. We cannot assure you that we will meet those requirements. A breach of any of these financial ratios or tests could result in a default under the Fab 36 Term Loan agreement.

The agreements governing our borrowing arrangements contain cross-default provisions whereby a default under one agreement would likely result in cross defaults under agreements covering other borrowings. For example, the occurrence of a default with respect to any indebtedness or any failure to repay debt when due in an amount in excess of $50 million would cause a cross default under the indentures governing our 5.75% Convertible Senior Notes due 2012 (5.75% Notes), 6.00% Convertible Senior Notes due 2015 (6.00% Notes) and 7.75% Notes. The occurrence of a default under any of these borrowing arrangements would permit the applicable note holders to declare all amounts outstanding under those borrowing arrangements to be immediately due and payable. If the note holders or the trustee under the indentures governing our 5.75% Notes, 6.00% Notes or 7.75% Notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings and our other indebtedness.

If we are unable to successfully implement our cost cutting efforts, our business could be materially adversely affected.

We incurred a net loss of approximately $3.1 billion for 2008. We have taken and plan to continue to undertake a number of actions to decrease our expenses. For example, in the second and fourth fiscal quarters of 2008 we implemented restructuring plans to reduce our expenses. The plans primarily involve the termination of employees. The restructuring plan implemented in the fourth fiscal quarter of 2008 involves additional cost reduction actions that either have taken place during the fourth fiscal quarter of 2008 or will take place in 2009. The restructuring charges for the restructuring plans implemented during 2008 represent primarily severance and costs related to the continuation of certain employee benefits, contract or program termination costs, asset impairments and exit costs for facility site consolidations and closures. For 2008 these restructuring charges were $90 million. Of the $90 million, approximately $28 million will result in cash expenditures in 2009.

In January 2009 we announced additional headcount reductions, primarily focused on manufacturing and sales, marketing, and general and administrative functions, and cost reduction activities including temporary salary reductions for employees in the United States and Canada and suspension of certain employment benefits such as our 401(k) plan matching program. These additional cost reduction actions will result in an additional charge in the first and second quarters of 2009 and may result in cash expenditures. If these reductions are not effectively managed, we may experience unanticipated effects from these reductions causing harm to our business and customer relationships.

The success of our business is dependent upon our ability to introduce products on a timely basis with required features and performance levels that provide value to our customers and support and coincide with significant industry transitions.

Our success depends to a significant extent on the development, qualification, implementation and acceptance of new product designs and improvements that provide value to our customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements, at prices acceptable to our customers and on a timely basis are significant factors in determining our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, we may lose competitive positioning, which could cause us to lose market share and require us to discount the selling prices of our products.

Delays in developing or qualifying new products can also cause us to miss our customers’ product design windows. If our customers do not include our products in the initial design of their computer systems, they will typically not use our products in their systems until at least the next design configuration. The process of being qualified for inclusion in a customer’s system can be lengthy and could cause us to further miss a cycle in the demand of end-users, which also could result in a loss of market share and harm our business.

Moreover, market demand requires that products incorporate new features and performance standards on an industry-wide basis. Over the life of a specific product, the average selling price undergoes regular price reductions. The introduction of new products and enhancements to existing products is necessary to maintain overall corporate average selling prices. If we are unable to introduce new products or launch new products with sufficient increases in average selling price or increased unit sales volumes capable of offsetting these reductions in average selling prices of existing products, our revenues, inventories, gross margins and operating results could be materially adversely affected.

The loss of a significant customer may have a material adverse effect on us.

Collectively, our top four customers accounted for approximately 40 percent of our total revenue in 2008. Moreover, historically a significant portion of ATI’s revenues were derived from sales to a small number of customers, and we expect that a small number of customers will continue to account for a substantial part of revenues of our graphics businesses in the future. During 2008, four customers accounted for approximately 45 percent of the net revenue of our Graphics segment. If one of our top microprocessor or graphics business customers decided to stop buying our products, or if one of these customers were to materially reduce its operations or its demand for our products, we would be materially adversely affected.

The semiconductor industry is highly cyclical and has experienced severe downturns that materially adversely affected, and may in the future materially adversely affect, our business.

The semiconductor industry is highly cyclical and has experienced significant downturns, often in conjunction with constant and rapid technological change, wide fluctuations in supply and demand, continuous new product introductions, price erosion and declines in general economic conditions. The current uncertainty in global economic conditions has also impacted the semiconductor market as consumers and businesses have deferred purchases, which has negatively impacted demand for our products. Our financial performance has been, and may in the future be, negatively affected by these downturns. We incurred substantial losses in recent downturns, due to:

•	substantial declines in average selling prices;

•	the cyclical nature of supply/demand imbalances in the semiconductor industry;

•	a decline in demand for end-user products (such as PCs) that incorporate our products;

•	excess inventory levels in the channels of distribution, including those of our customers; and

•	excess production capacity.

If the current downturn in the semiconductor industry does not improve, we will be materially adversely affected.

The demand for our products depends in part on continued growth in the industries and geographies into which they are sold. Fluctuations in demand for our products or a market decline in any of these industries or geographies would have a material adverse effect on our results of operations.

Our microprocessor and graphics businesses are dependent upon the market for mobile and desktop PCs and servers. Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past, are currently adversely affecting us and may materially adversely affect us in the future. In particular, during the fourth quarter of 2008, which is typically our strongest quarter during the fiscal year, end user demand for PCs and servers decreased significantly. In turn, our customers sharply reduced orders for our products in order to balance their inventory levels to end customer demand, which materially adversely affected us. We believe this inventory correction trend will continue across the supply chain into at least the first half of 2009, particularly in connection with notebook PCs.

The growth of our business is also dependent on continued demand for our products from high-growth global markets. If demand from these markets is below our expectations, sales of our products may decrease, which could have a material adverse effect on us.

The markets in which our products are sold are highly competitive.

The markets in which our products are sold are very competitive, and delivering the latest and best products to market on a timely basis is critical to achieving revenue growth. We expect competition to intensify due to rapid technological changes, frequent product introductions and aggressive pricing by competitors. We believe that the main factors that determine our competitiveness are product quality, power consumption, reliability, speed, size (or form factor), cost, selling price, adherence to industry standards, software and hardware compatibility and stability, brand recognition, timely product introductions and availability. After a product is introduced, costs and average selling prices normally decrease over time as production efficiency improves, and successive generations of products are developed and introduced for sale. We expect that competition will continue to be intense in these markets and our competitors’ products may be less costly, provide better performance or include additional features that render our products uncompetitive. With respect to our graphics products, Intel and Nvidia are our competitors. Some competitors may have greater access or rights to companion technologies, including interface, processor and memory technical information. Competitive pressures could adversely impact the demand for our products, which could harm our revenue and gross margin.

Events or occurrences that adversely affect The Foundry Company’s results of operations or financial position will adversely affect our consolidated results of operations or financial position.

Because we will consolidate the operations of The Foundry Company for financial reporting purposes, events or occurrences that adversely affect The Foundry Company’s results of operations or financial position will adversely affect our consolidated results of operations or financial position. For example, if The Foundry Company incurs additional liabilities or debt, or if The Foundry Company must forfeit or repay the subsidies it receives from the State of Saxony and the Federal Republic of Germany because it is unable to comply with the covenants in the subsidy grant documents, its results of operations or financial position may be adversely affected, which would adversely affect our consolidated results of operations or financial position.

If we fail to improve the efficiency of our supply chain in order to respond to increases or changes in customer demand for our products, our business could be materially adversely affected.

Our ability to meet customer demand for our products depends, in part, on our ability to deliver the products our customers want on a timely basis. Accordingly, we rely on our supply chain for the manufacturing, distribution and fulfillment of our products. As we continue to grow our business, acquire new OEM customers and strengthen relationships with existing OEM customers, the efficiency of our supply chain will become increasingly important because OEMs tend to have specific requirements for particular products, and specific time-frames in which they require delivery of these products. We have previously experienced challenges related to the logistics of delivering our products across a diverse set of customers and geographies on a timely basis.

If we lose Microsoft Corporation’s support for our products, our ability to sell our products could be materially adversely affected.

Our ability to innovate beyond the x86 instruction set controlled by Intel depends partially on Microsoft designing and developing its operating systems to run on or support our microprocessor products. If Microsoft does not continue to design and develop its operating systems so that they work with our x86 instruction sets, independent software providers may forego designing their software applications to take advantage of our innovations and customers may not purchase PCs with our microprocessors. In addition, software drivers sold with our products are certified by Microsoft. If Microsoft did not certify a driver, or if we otherwise fail to retain the support of Microsoft, our ability to market our products would be materially adversely affected.

If we are ultimately unsuccessful in our antitrust lawsuit against Intel, our business may be materially adversely affected.

On June 27, 2005, we filed an antitrust complaint against Intel Corporation in the United States District Court for the District of Delaware under Section 2 of the Sherman Antitrust Act, Sections 4 and 16 of the Clayton Act, and the California Business and Professions Code. Our complaint alleges that Intel has unlawfully maintained a monopoly in the x86 microprocessor market by engaging in anti-competitive financial and exclusionary business practices that limit the ability and/or incentive of Intel’s customers in dealing with us. On September 26, 2006, the United States District Court for the District of Delaware granted Intel’s motion to dismiss foreign conduct claims. The effect of that decision was clarified by the Court’s January 12, 2007 adoption of the Special Master’s decision on our motion to compel foreign conduct discovery. As a result of these two decisions, we will be permitted to develop evidence of Intel’s exclusionary practices wherever they occur, including practices foreclosing us from foreign customers or in foreign market segments. However, the court’s ruling limits our damages to lost sales in the United States and lost sales abroad that would have originated from the United States. Trial is set for February 2010. If our antitrust lawsuit against Intel is ultimately unsuccessful, our business, including our ability to increase market share in the microprocessor market, could be materially adversely affected.

Our operating results are subject to quarterly and seasonal sales patterns.

A substantial portion of our quarterly sales have historically been made in the last month of the quarter. This uneven sales pattern makes prediction of revenues for each financial period difficult and increases the risk of unanticipated variations in quarterly results and financial condition. In addition, our operating results tend to vary seasonally. For example, demand in the retail sector of the PC market is often stronger during the fourth quarter as a result of the winter holiday season. European sales are often weaker during the summer months. Many of the factors that create and affect seasonal trends are beyond our control.

Our ability to design and introduce new graphics products in a timely manner is dependent upon third-party intellectual property.

In the design and development of new products and graphics product enhancements, we rely on third-party intellectual property such as software development tools and hardware testing tools. Our graphics business has experienced delays in the introduction of products as a result of the inability of then available third-party development tools to fully simulate the complex features and functionalities of its products. The design requirements necessary to meet consumer demands for more features and greater functionality from graphics products in the future may exceed the capabilities of the third-party development tools available to us. If the third-party intellectual property that we use becomes unavailable or fails to produce designs that meet consumer demands, our business could be materially adversely affected.

Our issuance to WCH of 58,000,000 shares of our common stock and warrants to purchase 35,000,000 shares of our common stock, if and when exercised by WCH, will dilute the ownership interests of our existing stockholders, and the conversion of our 5.75% Notes and 6.00% Notes may dilute the ownership interest of our existing stockholders.

As part of the consummation of the transactions contemplated by the Master Transaction Agreement, we sold to WCH 58,000,000 shares of our common stock and warrants to purchase 35,000,000 shares of our common stock at an exercise price of $0.01 per share. Our issuance of the shares to WCH and any subsequent issuance by us of additional shares to WCH upon exercise of the warrants will dilute the ownership interests of our existing stockholders. Any sales in the public market by WCH of any shares we issue to WCH could adversely affect prevailing market prices of our common stock, and the anticipated exercise by WCH of the warrants we issue to WCH could depress the price of our common stock.

Moreover, the conversion of some or all of the 5.75% Notes and the 6.00% Notes may dilute the ownership interests of our existing stockholders. The conversion of the 5.75% Notes and the 6.00% Notes could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the conversion price of the 5.75% Notes and 6.00% Notes. Any sales in the public market of our common stock issuable upon conversion of the 5.75% Notes or 6.00% Notes could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the 5.75% Notes or 6.00% Notes into cash and shares of our common stock could depress the price of our common stock.

If our products are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

Our products may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware after our products are shipped in volume, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

Products as complex as those we offer may contain defects or failures when first introduced or when new versions or enhancements to existing products are released. We cannot assure you that, despite our testing procedures, errors will not be found in new products or releases after commencement of commercial shipments in the future, which could result in loss of or delay in market acceptance of our products, material recall and replacement costs, delay in recognition or loss of revenues, writing down the inventory of defective products, the diversion of the attention of our engineering personnel from product development efforts, defending against litigation related to defective products or related property damage or personal injury, and damage to our reputation in the industry and could adversely affect our relationships with our customers. In addition, we may have difficulty identifying the end customers of the defective products in the field. As a result, we could incur substantial costs to implement modifications to correct defects. Any of these problems could materially adversely affect us.

In addition, because we sell directly to consumers, we could be subject to potential product liability claims if one of our products causes, or merely appears to have caused, an injury. Claims may be made by consumers or others selling our products, and we may be subject to claims against us even if an alleged injury is due to the actions of others. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business.

Our receipt of royalty revenues is dependent upon the success of third-party products.

Our graphics technology for game consoles is being used in the Nintendo GameCube, Nintendo Wii and Microsoft® Xbox 360™ game consoles. The revenues that we receive from these products are in the form of non-recurring engineering fees charged for design and development services, as well as per unit royalties paid to us by Nintendo and Microsoft. Our royalty revenues are directly related to the sales of these products and reflective of their success in the market. We have no control over the marketing efforts of Nintendo and Microsoft and we cannot make any assurances that sales of those products will achieve expected levels in the current or future fiscal years. Consequently, the revenues from royalties expected by us from these products may not be fully realized, and our operating results may be adversely affected.

Our inability to continue to attract and retain qualified personnel may hinder our product development programs.

Our future success depends upon the continued service of numerous qualified engineering, manufacturing, marketing, sales and executive personnel. If we are not able to continue to attract, retain and motivate qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected.

We outsource to third parties certain supply-chain logistics functions, including portions of our product distribution and transportation management, and co-source some information technology services.

We rely on third-party providers to operate our regional product distribution centers and to manage the transportation of our work-in-process and finished products among our facilities and to our customers. In addition, we rely on a third party in India to provide certain information technology services to us, including helpdesk support, desktop application services, business and software support applications, server and storage administration, data center operations, database administration, and voice, video and remote access. Our relationships with these providers are governed by fixed term contracts. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our internal operations and the distribution of our products to our customers could be materially adversely affected. Also, we cannot guarantee that our contracts with these third-party providers will be renewed, in which case we would have to transition these functions in-house or secure new providers, which could have a material adverse effect on us if the transition is not executed appropriately.

Uncertainties involving the ordering and shipment of, and payment for, our products could materially adversely affect us.

We typically sell our products pursuant to individual purchase orders. We generally do not have long-term supply arrangements with our customers or minimum purchase requirements except that orders generally must be for standard pack quantities. Generally, our customers may cancel orders more than 30 days prior to shipment without incurring a significant penalty. We base our inventory levels on customers’ estimates of demand for their products, which may not accurately predict the quantity or type of our products that our customers will want in the future or ultimately end up purchasing. For example, during the fourth quarter of 2008 our customers sharply reduced orders for our products in order to balance their inventory levels to end customer demand. We believe this inventory correction trend will continue across the supply chain into at least the first half of 2009, which would increase our uncertainty regarding demand for our products and could materially adversely affect us. With respect to our graphics products, we do not have any commitment or requirements for minimum product purchases in our sales agreement with AIB customers, upon whom we rely to manufacture, market and sell our desktop GPUs. These sales are subject to uncertainty because demand by our AIBs can be unpredictable and susceptible to price competition. Our ability to forecast demand is even further complicated when we sell to OEMs indirectly through distributors, as our forecasts for demand are then based on estimates provided by multiple parties. Moreover, PC and consumer markets are characterized by short product lifecycles, which can lead to rapid obsolescence and price erosion. In addition, our customers may change their inventory practices on short notice for any reason. We may build inventories during periods of anticipated growth, and the cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize, could result in excess or obsolete inventory, which could result in write-downs of inventory and an adverse effect on profit margins. For example, in the fourth quarter of 2008, we recorded an incremental write-down of inventory of $227 million due to a weak economic outlook. Factors that may result in excess or obsolete inventory, which could result in write-downs of the value of our inventory, a reduction in average selling prices, and/or a reduction in our gross margin include:

•	a sudden and significant decrease in demand for our products;

•	a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements;

•	a failure to estimate customer demand for our older products as our new products are introduced; or

•	our competitors taking aggressive pricing actions.

Because market conditions are uncertain, these and other factors could materially adversely affect us.

Our reliance on third-party distributors subjects us to certain risks.

We market and sell our products directly and through third-party distributors pursuant to agreements that can generally be terminated for convenience by either party upon prior notice to the other party. These agreements are non-exclusive and permit our distributors to offer our competitors’ products. We are dependent on our distributors to supplement our direct marketing and sales efforts. If any significant distributor or a substantial number of our distributors terminated their relationship with us or decided to market our competitors’ products over our products, our ability to bring our products to market would be impacted and we would be materially adversely affected.

Additionally, distributors typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as provide return rights for any product that we have removed from our price book and that is not more than twelve months older than the manufacturing code date. Some agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. We defer the gross margins on our sales to distributors, resulting from both our deferral of revenue and related product costs, until the applicable products are re-sold by the distributors. However, in the event of a significant decline in the price of our products, the price protection rights we offer to our distributors would materially adversely affect us because our revenue would decline.

Recent failures in the global credit markets may impact the liquidity of our auction rate securities (ARS).

As of December 27, 2008, our investments in ARS included approximately $123 million of student loan ARS, $32 million of municipal and corporate ARS and $5 million ARS in preferred shares of closed end mutual funds. Approximately 80 percent of our ARS holdings were AAA rated investments and all of the $123 million student loan ARS were guaranteed by the Federal Family Educational Loan Program. The uncertainties in the credit markets have affected all of our ARS and auctions for these securities have failed to settle on their respective settlement dates. The auctions failed because there was insufficient demand for these securities. A failed auction does not represent a default by the issuer of the ARS. For each unsuccessful action, the interest rate is reset based on a formula set forth in each security, which is generally higher than the current market unless subject to an interest rate cap. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful, a buyer is found outside of the auction process, the issuers of the ARS establish a different form of financing to replace these securities, or final payment is due according to contractual maturities (currently, ranging from 17 to 42 years for our ARS). As a result the liquidity of these investments has been impacted.

During 2008, under the guidance of SFAS 157 we determined that the fair value of our ARS was less than their carrying value and as a result, we recorded an “other than temporary” impairment charge of $24 million. At this time, we believe that the current illiquidity of these investments is temporary. Because of the unprecedented events in the ARS market, we cannot predict with certainty when liquidity in the ARS market will return. If this market illiquidity continues or worsens, we may be required to record additional impairment charges with respect to these investments in the future, which could materially adversely impact our results of operations.

In October 2008, UBS offered to repurchase all of our ARS that we purchased from UBS prior to February 13, 2008. As of December 27, 2008, we owned $82 million par value of these securities. We accepted this offer. From June 30, 2010 through July 2, 2012, we have the right, but not the obligation, to sell, at par, these ARS to UBS. Prior to June 30, 2010, we will continue to earn and receive all interest that is payable for these ARS. Furthermore, prior to June 30, 2010, UBS, at its sole discretion, may sell, or otherwise dispose of, and/or enter orders in the auctions process with respect to these securities on our behalf so long as we receive par value for the ARS sold. UBS has also agreed to use their best efforts to facilitate issuer redemptions and/or to resolve the liquidity concerns of holders of their ARS through restructurings and other means. However, during the course of our exercise period with respect to the UBS ARS, UBS may not have financial resources to satisfy its financial obligations. In the event UBS cannot satisfy its financial obligations, we would no longer have the certainty as to the liquidity of these UBS ARS.

We have not realized all of the anticipated benefits of our acquisition of ATI and may continue to incur future impairments of goodwill and assets related to the business acquired from ATI.

We have not realized all of the anticipated benefits of our acquisition of ATI, and since October 2006 we have incurred goodwill impairment charges of approximately $2.7 billion, of which approximately $800 million was included in discontinued operations as well as acquisition-related impairment charges of approximately $488 million, of which $140 million was included in discontinued operations.

These impairment charges were taken following revisions to our long-term financial outlook for the businesses of the former ATI in light of then-current market conditions and economic outlook, which we conducted as part of our annual strategic planning cycles and based on the preliminary findings of our annual and interim goodwill impairment testing. For 2008, the conclusion was also due to the deterioration in the price of our common stock and the resulting reduced market capitalization, which was an additional indicator of impairment.

As of December 27, 2008, the carrying amounts of goodwill and acquisition-related intangible assets were $4 million for our Handheld business unit, $9 million for our Computing Solutions segment and $478 million for our Graphics segment (which now includes revenue from royalties received in connection with sales of game console systems that incorporate our technology). We considered the income approach in determining the implied fair value of the goodwill, which requires estimates of future operating results and cash flows of each of the reporting units discounted using estimated discount rates taking into consideration the estimated sales proceeds that we expect to receive from any divestiture of these businesses. However, actual performance in the near-term and longer-term could be materially different from these forecasts, which could impact future estimates of fair value of our reporting units and may result in further impairment of goodwill.

Our operations in foreign countries are subject to political and economic risks, which could have a material adverse effect on us.

We maintain operations around the world, including in the United States, Canada, Europe and Asia. We rely on The Foundry Company for substantially all of our wafer fabrication capacity for microprocessors. Currently, all of The Foundry Company’s manufacturing facilities are concentrated in Germany. Nearly all product assembly and final testing of our microprocessor products is performed at manufacturing facilities in China, Malaysia and Singapore. In addition, our graphics and chipset products are manufactured, assembled and tested by independent third parties in the Asia-Pacific region and inventory related to those products is stored there, particularly in Taiwan. We also have international sales operations and as part of our business strategy, we are continuing to seek expansion of product sales in high growth markets. Our international sales as a percentage of our total consolidated revenue were 88 percent in 2008.

The political and economic risks associated with our operations in foreign countries include, without limitation:

•	expropriation;

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in achieving headcount reductions;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the United States and our overseas facilities; and

•	loss or modification of exemptions for taxes and tariffs.

Any conflict or uncertainty in the countries in which we operate, including public health or safety, natural disasters or general economic factors, could have a material adverse effect on our business. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, potentially increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on us.

Worldwide economic and political conditions may adversely affect demand for our products.

Worldwide economic conditions may adversely affect demand for our products. Also, the occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products. Terrorist attacks may negatively affect our operations, directly or indirectly, and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales and our supply chain. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of armed conflicts are unpredictable and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on us and also may result in volatility of the market price for our securities.

Unfavorable currency exchange rate fluctuations could continue to adversely affect us.

We have costs, assets and liabilities that are denominated in foreign currencies, primarily the Euro and the Canadian dollar. As a result of our acquisition of ATI, some of our expenses and debt are denominated in Canadian dollars. Additionally, as a result of a new sales program that has been implemented in China, some of our sales in China are now denominated in Chinese Renminbi. As a consequence, movements in exchange rates could cause our foreign currency denominated expenses to increase as a percentage of revenue, affecting our profitability and cash flows. In the past, the value of the U.S. dollar has fallen significantly, leading to increasingly unfavorable currency exchange rates on foreign denominated expenses. However, during the second half of 2008, the U.S. dollar strengthened leading to favorable currency exchange rates on foreign denominated expenses. Whenever we believe appropriate, we hedge a portion of our short-term foreign currency exposure to protect against fluctuations in currency exchange rates. We determine our total foreign currency exposure using projections of long-term expenditures for items such as payroll and equipment and materials used in manufacturing. We cannot assure you that these activities will be effective in reducing foreign exchange rate exposure. Failure to do so could have an adverse effect on our business, financial condition, results of operations and cash flow.

In addition, the majority of our product sales are denominated in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the local currency can cause increases or decreases in the cost of our products in the local currency of such customers. An appreciation of the U.S. dollar relative to the local currency could reduce sales of our products.

Our inability to effectively control the sales of our products on the gray market could have a material adverse effect on us.

We market and sell our products directly to OEMs and through authorized third-party distributors. From time to time, our products are diverted from our authorized distribution channels and are sold on the “gray market.” Gray market products entering the market result in shadow inventory that is not visible to us, thus making it difficult to forecast demand accurately. Also, when gray market products enter the market, we and our distribution channel compete with heavily discounted gray market products, which adversely affect demand for our products. In addition, our inability to control gray market activities could result in customer satisfaction issues, because any time products are purchased outside our authorized distribution channel, there is a risk that our customers are buying counterfeit or substandard products, including products that may have been altered, mishandled or damaged, or used products represented as new. Our inability to control sales of our products on the gray market could have a material adverse effect on us.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

We rely on a combination of protections provided by contracts, including confidentiality and nondisclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third-party infringement or from misappropriation in the United States and abroad. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the United States and abroad, our technology or other intellectual property may be compromised, and we would be materially adversely affected.

We are party to litigation and may become a party to other claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

From time to time we are a defendant or plaintiff in various legal actions. We also sell products to consumers, which could increase our exposure to consumer actions such as product liability claims. Litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim that is successfully asserted against us may cause us to pay substantial damages.

With respect to intellectual property litigation, from time to time, we have been notified, or third parties may bring or have brought actions against us, based on allegations that we are infringing the intellectual property rights of others. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (potentially up to and including treble damages) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products or to increase the costs of selling some of our products or could damage our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could have a material adverse effect on us. We cannot assure you that litigation related to our intellectual property rights or the intellectual property rights of others can always be avoided or successfully concluded.

Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could have a material adverse effect on us.

We are subject to a variety of environmental laws that could result in liabilities.

Our operations and properties are subject to various United States and foreign environmental laws and regulations, including those relating to materials used in our products and manufacturing processes, discharge of pollutants into the environment, the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of contamination. These laws and regulations require us to obtain permits for our operations, including the discharge of air pollutants and wastewater. Although our management systems are designed to maintain compliance, we cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with any of them, a range of consequences could result, including fines, suspension of production, alteration of manufacturing processes, import/export restrictions, sales limitations, criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities or other environmental or natural resource damage.

Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose strict, joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and impose liability for damages to natural resources. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. We have been named as a responsible party on Superfund clean-up orders for three sites in Sunnyvale, California. Although we have not yet been, we could be named a potentially responsible party at other Superfund or contaminated sites in the future. In addition, contamination that has not yet been identified could exist at our other facilities.

Environmental laws are complex, change frequently and have tended to become more stringent over time. For example, the European Union and China are two among a growing number of jurisdictions that have enacted in recent years restrictions on the use of lead, among other chemicals, in electronic products. These regulations affect semiconductor packaging. There is a risk that the cost, quality and manufacturing yields of lead-free products may be less favorable compared to lead-based products or that the transition to lead-free products may produce sudden changes in demand, which may result in excess inventory. Other regulatory requirements potentially affecting our manufacturing processes and the design and marketing of our products are in development throughout the world. While we have budgeted for foreseeable associated expenditures, we cannot assure you that future environmental legal requirements will not become more stringent or costly in the future. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past and future releases of, or exposure to, hazardous substances will not have a material adverse effect on us.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.

We rely on The Foundry Company for nearly all of our wafer fabrication capacity for microprocessors. Currently, all of the Foundry Company’s manufacturing facilities are located in Germany. Nearly all product assembly and final testing of our microprocessor products is performed at manufacturing facilities in China, Malaysia and Singapore. The independent foundries we use to manufacture our graphics and chipset products are located in the Asia-Pacific region and inventory is stored there, particularly in Taiwan. Many of our assembly, testing and packaging suppliers for our graphics products are also located in southern Taiwan. On September 22, 1999, Taiwan suffered a major earthquake that measured 7.6 on the Richter scale and disrupted the operations of these manufacturing suppliers and contributed to a temporary shortage of graphics processors. Additional earthquakes, fires or other occurrences that disrupt our manufacturing suppliers may occur in the future. To the extent that the supply from our independent foundries or suppliers is interrupted for a prolonged period of time or terminated for any reason, we may not have sufficient time to replace our supply of products manufactured by those foundries.

Moreover, our corporate headquarters are located near major earthquake fault lines in California. In the event of a major earthquake, or other natural or manmade disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which could materially adversely affect us.

Our business is subject to potential tax liabilities.

We are subject to income taxes in the United States, Canada and other foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be materially different from that which is reflected in historical income tax provisions and accruals. Should additional taxes be assessed as a result of an audit or litigation, there could be a material effect on our cash, goodwill recorded as a result of our acquisition of ATI, income tax provision and net income in the period or periods for which that determination is made.

For example, the Canadian Revenue Agency, or CRA, is auditing ATI for the years 2000-2004 with respect to transactions between ATI and its subsidiaries. The audit has been completed and we have responded to the CRA’s letter of proposed adjustments in July 2008. We could be subject to significant tax liability as well as a loss of certain tax credits and other tax attributes as a result of the CRA audit.

Risks Related to Our Common Stock

The price of our common stock may be volatile and subject to wide fluctuations.

The trading price of our common stock has historically fluctuated significantly. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors above, as well as:

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•

authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	establish advanced notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

We have no present intention of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, under the terms of the indenture governing our 7.75% Notes, we are limited in our ability to pay cash dividends unless we obtain the written consent of the bondholders. Specifically, we are prohibited from paying cash dividends if the aggregate amount of dividends and other restricted payments made by us since entering into the indenture would exceed the sum of specified financial measures including 50 percent of consolidated net income as that term is defined in the indenture.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. The forward-looking statements relate to, among other things: demand for our products in 2009; the timing of new product releases and technology transitions; the growth and competitive landscape of the markets in which we participate; our revenues; our revenues; capital expenditures by us and The Foundry Company; our planned research and development spending; our product roadmap; our operating expenses; our cost cutting efforts and restructuring activities, including anticipated cash savings in 2009; our plans to reduce manufacturing output; and availability of external financing. Material factors and assumptions that were applied in making these forward-looking statements include, without limitation, the following:

•	the expected rate of market growth and demand for our products and technologies (and the mix thereof);

•	our expected market share;

•	our expected product costs and average selling prices;

•	our overall competitive position and the competitiveness of our current and future products;

•	our ability to introduce new products, consistent with our current roadmap;

•	our ability to raise sufficient capital on favorable terms;

•	our ability to make additional investment in research and development and that such opportunities will be available;

•	our ability to realize the anticipated benefits of our asset smart strategy and our manufacturing joint venture with ATIC;

•	the expected demand for computers; and

•	the state of credit markets and macro-economic conditions.

Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following:

•	that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact our plans;

•	that our substantial indebtedness could adversely affect our financial position and prevent us from implementing our strategy or fulfilling our contractual obligations;

•	that we will require additional funding and may be unable to raise sufficient capital, on favorable terms, or at all;

•

that we may be unable to realize the anticipated benefits of our asset smart strategy or the manufacturing joint venture with ATIC because, among other things, the synergies expected from the transaction may not be fully realized or may take longer to realize than expected;

•	that customers stop buying our products or materially reduce their operations or demand for our products;

•	that we may be unable to maintain the level of investment in research and development that is required to remain competitive;

•	that we may be unable to develop, launch and ramp new products and technologies in the volumes that is required by the market at mature yields on a timely basis;

•

that there may be unexpected variations in market growth and demand for our products and technologies in light of the product mix that we may have available at any particular time or a decline in demand;

•	that macro-economic conditions and credit market conditions will be worse than currently expected;

•	that demand for computers will be lower than currently expected; and

•	the effect of political or economic instability, domestically or internationally, on our sales.

You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only. We assume no obligation to update forward-looking statements contained or incorporated by reference in this prospectus.

USE OF PROCEEDS

We are registering shares of common stock in this registration statement pursuant to the registration rights granted to the selling stockholders in connection with the transactions set forth in the Master Transaction Agreement. We are not selling any securities under this prospectus and will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referred to in this prospectus. The selling stockholders will pay any brokerage commissions or similar charges incurred for the sale of such shares of our common stock.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. As of February 24, 2009, 609,004,272 shares of common stock were issued and outstanding. There are no shares of preferred stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of certain of our borrowing arrangements restrict our ability to declare or pay dividends on our common stock in certain circumstances. Upon liquidation or dissolution of the company subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

The following is a summary of the material terms and provisions of the warrants.

Exercise of Warrants. The warrants are exercisable in whole or in part at the option of the warrantholder at any time after the earlier of (i) public ground-breaking of The Foundry Company’s planned wafer fab in New York and (ii) 24 months from the date of their issuance; provided, however, that upon an AMD Change of Control Transaction (as defined below), the warrants will become immediately exercisable and will automatically be exercised through a cashless exercise. An “AMD Change of Control Transaction” means a transaction or a series of transactions with or among any third person, on the one hand, and AMD, its stockholders or any of its subsidiaries, on the other hand, with respect to (A) a consolidation or merger or similar transaction of AMD in which AMD stockholders immediately prior to such transaction own less than 50% of the voting securities of the surviving corporation outstanding immediately after such transaction, (B) any purchase of an equity interest resulting in any third person beneficially owning greater than a 50% voting or economic interest in AMD or (C) any purchase of assets, securities or ownership interests resulting in any third person owning greater than 50% of the consolidated assets of AMD and its subsidiaries taken as a whole.

The warrantholder may exercise the warrants by delivery to us of a written notice of its intent to exercise the warrants. The warrantholder then will purchase through a cashless exercise, and we will issue, such number of shares of common stock indicated in such notice five business days after the delivery of such notice to us. Notwithstanding the foregoing, no notice of exercise will be required in connection with the automatic exercise of the warrants upon an AMD Change of Control Transaction. In the case of an automatic exercise upon an AMD Change of Control Transaction, the warrantholder will purchase, and we will issue, the total number of shares of common stock purchasable under the warrants through a cashless exercise.

Exercise Price of the Warrants. The warrants are exercisable for common stock at a purchase price of $0.01 per share of common stock (as adjusted pursuant to the terms of the warrants).

Adjustments for Stock Splits and Combinations. If we at any time or from time to time after the date on which the warrants were first issued (or, if any warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of our outstanding common stock, the number of shares of common stock issuable upon exercise of the warrants will be proportionately increased. If we at any time or from time to time after the Original Issue Date combine the outstanding shares of our common stock, the number of shares of common stock issuable upon exercise of the warrants will be proportionately decreased.

Adjustment for Dividends and Distributions in Common Stock. In the event we at any time or from time to time after the Original Issue Date make or issue, or fix a record date for the determination of holders of our common stock entitled to receive, a dividend or other distribution payable in additional shares of our common stock, then and in each such event the number of shares of common stock issuable upon exercise of the warrants will be adjusted as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, so that, after giving effect to such adjustment, each holder of a warrant will be entitled to receive an additional number of shares of our common stock upon exercise that such holder would have been entitled to receive had such warrant been exercised immediately prior to such event.

Notwithstanding the foregoing, if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of common stock issuable upon exercise of the warrants will be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of common stock issuable upon exercise of the warrants will be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

Adjustment for Other Dividends and Distributions. In the event we at any time or from time to time after the Original Issue Date make or issue, or fix a record date for the determination of holders of our common stock entitled to receive, a dividend or other distribution payable in our securities (other than a distribution of shares of our common stock) or in cash or other property, then and in each such event the number of shares of common stock issuable upon exercise of each warrant will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, to a number determined by multiplying the number of shares of common stock issuable upon exercise of such warrant immediately prior to such event by a fraction, the numerator of which will be the Current Market Value (as defined below) per share of common stock on the date of such event, and the denominator of which will be such Current Market Value per share of common stock less the fair market value (as determined in the reasonable good faith discretion of our board of directors) of such securities, cash or other property to be distributed with respect to each share of common stock on the date of such event. “Current Market Value” will mean the average of the daily closing prices on the New York Stock Exchange of our common stock over the ten consecutive trading day period ending on the business day immediately preceding such event.

Notwithstanding the foregoing, if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of common stock issuable upon exercise of the warrants will be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of common stock issuable upon exercise of the warrants will be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

Adjustment for Reclassification, Exchange or Subdivision. If our common stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each warrant will have the right thereafter to exercise such warrant into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of common stock into which such warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

Adjustment in Exercise Price. Upon each adjustment in the number of shares of common stock issuable upon exercise of a warrant, the exercise price for such warrant will be adjusted to the product obtained by multiplying the applicable exercise price immediately prior to such adjustment by a fraction, the numerator of which will be the number of shares of common stock issuable upon exercise of such warrant immediately prior to such adjustment and the denominator of which will be the number of shares of common stock issuable upon exercise of such warrant immediately thereafter; provided, however, that in no event will the exercise price be less than the par value of the common stock.

Registration Rights. Pursuant to the registration rights agreement we entered into with WCH in connection with the transactions contemplated by the Master Transaction Agreement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective under the Securities Act until all of the securities registered for resale pursuant to the registration statement of which this prospectus is a part are sold to the public, whether pursuant to the registration statement of which this prospectus is a part or pursuant to Rule 144. We will bear all fees and expenses incurred in connection with the filing of the registration statement of which this prospectus is a part and our obligations under the registration rights agreement. In addition, we have agreed to indemnify WCH, or any person who controls WCH, and each affiliate of WCH, against any losses caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

Notice of Certain Events. If at any time after the warrants are first issued, we (i) enter into an AMD Change of Control Transaction, (ii) authorize the voluntary dissolution, liquidation or winding up of our affairs or (iii) declare a dividend on our common stock payable in cash or other property, then, in each case, we will provide the warrantholder with at least 30 days’ prior written notice before the applicable record date or effective date of such transaction, as the case may be, in order to provide the warrantholder the ability to exercise the warrants and participate in such transaction as a holder of common stock.

Expiration. The warrants expire upon the 10th anniversary of their issuance.

SELLING STOCKHOLDERS

On November 15, 2007, we issued 49,000,000 shares of our common stock to WCH. We issued an additional 58,000,000 shares of common stock and warrants to purchase up to 35,000,000 shares of common stock to WCH in connection with the consummation of the transactions contemplated by the Master Transaction Agreement on March 2, 2009. Pursuant to a registration rights agreement executed in connection with the transactions contemplated by the Master Transaction Agreement, we agreed to file with the SEC a registration statement of which this prospectus is a part to register the resale of the shares of common stock issued to WCH in 2007 and the shares of common stock and common stock underlying warrants issued to WCH in connection with the transactions contemplated by the Master Transaction Agreement. Pursuant to the registration rights agreement, we have committed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (a) the resale of all shares registered pursuant to the registration statement of which this prospectus is a part or (b) the sale of all of such shares to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act.

Pursuant to the Master Transaction Agreement, until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of our common stock, WCH and such permitted transferees may only resell shares of our common stock (i) in connection with a bona fide pledge or transfer in connection with a financing transaction secured by a pledge of WCH’s AMD common stock, (ii) by means of an underwritten public offering pursuant to an effective registration statement under the Securities Act, or (iii) pursuant to Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, WCH or its permitted transferees may sell or transfer AMD common stock to any other permitted transferee.

Pursuant to the Master Transaction Agreement, for a period of five years (so long as WCH and its transferees own at least 10% of our voting securities), WCH, ATIC and their transferees and affiliates will not, without our consent, seek to acquire more than 22.5% of our voting securities, or initiate, or induce or attempt to induce any third person to initiate, any extraordinary corporate transaction involving us (including a merger, sale of assets, restructuring or liquidation), or to seek to or participate in any attempt to cause a change of control of our management or board of directors, or take any other similar actions, including a public announcement of any such plans, or advise, assist or encourage any other persons in connection with any of the foregoing. These standstill provisions do not prevent ATIC or WCH from voting any securities at their sole discretion on matters submitted to our stockholders for a vote, or from voting in favor of, or tendering any AMD securities held by any of them into, any extraordinary transaction involving us or a substantial portion of our securities or assets.

The warrants issued to WCH are exercisable in whole or in part at the option of the warrantholder at any time after the earlier of (a) public ground-breaking of The Foundry Company’s planned wafer fab in New York and (b) 24 months from the date of issuance at an exercise price of $0.01 per share; provided, however, that upon a change of control of AMD, the warrants will become immediately exercisable and will be automatically exercised through a cashless exercise. The warrants have a ten-year term. If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. We have included the shares issuable upon exercise of the warrants in this prospectus and related registration statement.

The following table sets forth the name of the selling stockholders, the number of shares of our common stock beneficially owned by the selling stockholders prior to this offering, the percentage of common stock owned by the selling stockholders prior to this offering, the number of outstanding shares of common stock being offered pursuant to this prospectus, the number of shares of common stock being offered that are issuable upon exercise of the warrants, the aggregate number of shares of our common stock being offered pursuant to this prospectus and the number of shares of our common stock owned upon completion of this offering.

This table is prepared based on information provided to us by or on behalf of the selling stockholders, and reflects holdings as of the date of this prospectus. As used in this prospectus, the term “selling stockholder” includes the selling stockholders listed below, and any donees, pledgees, transferees or other successors selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The aggregate number of shares in the columns “Number of Outstanding Shares Being Offered” and “Shares Being Offered That Are Issuable Upon Exercise of Warrants” represents the total shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell all, some or none of the common stock described in this prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and except for the registration rights agreement and the restrictions on transfer by WCH described above, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. The percentage of shares beneficially owned prior to the offering is based on 609,004,272 shares of our common stock outstanding as of February 24, 2009.

Pursuant to the Master Transaction Agreement, until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of our common stock, WCH has the right to designate a representative to our board of directors. Waleed Ahmed Al Mokarrab Al Muhairi, who is an affiliate of WCH, will be appointed to our board of directors on March 2, 2009.

Except as noted above or in the footnotes to the table below, no selling stockholders have had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Outstanding Shares Being Offered	Shares Being Offered That Are Issuable Upon Exercise of Warrants	Aggregate Number of Shares Being Offered (2)	Shares of Common Stock Beneficially Owned After Offering(2)
	Number	Percent
West Coast Hitech L.P.	107,000,000	16.04%	107,000,000	35,000,000	142,000,000	0

Total	107,000,000	16.04%	107,000,000	35,000,000	142,000,000	0

(1)	The number of shares presented in this table as beneficially owned prior to the offering does not include any of the shares of common stock issuable upon exercise of the warrants issued to WCH on March 2, 2009 in connection with the transactions contemplated by the Master Transaction Agreement.
(2)	The selling stockholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the shares registered hereunder (other than the agreements referenced above), as required for purposes of this table, we are assuming that the selling stockholders will sell all of the shares indicated in the table.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “AMD.”

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the

Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

A selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

We entered into the registration rights agreement for the benefit of WCH to register its common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholders and AMD will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and substantially all expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF COMMON STOCK

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 27, 2008, and the effectiveness of our internal control over financial reporting as of December 27, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 27, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed or furnished with the SEC. However, unless expressly listed below, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, including the information therein specifically incorporated by reference to our 2009 Proxy Statement;

•

our Current Reports on Form 8-K and amendments to previously filed Forms 8-K filed on December 29, 2008, January 9, 2009, January 15, 2009, January 16, 2009, January 21, 2009, January 22, 2009 (only with respect to Item 8.01 thereof); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 14, 1979.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Information contained in documents that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

You may obtain copies of these documents without charge by writing to us at One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453 or by calling us at (408) 749-4000 to make your request.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Such reports, proxy statements and other information may be inspected at the SEC’s public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained at prescribed rates by writing to the SEC’s Public Reference Section at the address set forth above or by accessing the SEC’s web site at www.sec.gov.

142,000,000 Shares

Common Stock

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus or that any information incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. This prospectus does not constitute an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by the registrant in connection with the distribution of the securities being registered herein are as set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount
SEC registration fee	$11,440
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Miscellaneous expenses	3,560

Total	$90,000

ITEM 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification and advancement of expenses provided for, by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 8 of our certificate of incorporation, as amended, provides for the elimination of liability of our directors to the extent permitted by Section 102(b)(7) of the DGCL. Article VIII of our By-Laws, as amended, provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law. In addition, we are bound by agreements with certain of our directors and officers which obligate us to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

ITEM 16. INDEX TO EXHIBITS.

Number	Exhibit
4.1	Warrant to Purchase 35,000,000 Shares of Common Stock of Advanced Micro Devices, Inc., dated March 2, 2009.

4.2	Registration Rights Agreement, dated as of March 2, 2009, between Advanced Micro Devices, Inc. and West Coast Hitech L.P.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on this 26th day of February, 2009.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Derrick R. Meyer
Derrick R. Meyer
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert J. Rivet and Harry A. Wolin, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Derrick R. Meyer	President and Chief Executive Officer	February 26, 2009
Derrick R. Meyer	(Principal Executive Officer), Director

/s/ Robert J. Rivet	Executive Vice President, Chief Operations and Administrative Officer, Chief Financial Officer	February 26, 2009
Robert J. Rivet	(Principal Financial and Accounting Officer)

/s/ Hector de J. Ruiz	Director	February 26, 2009
Hector de J. Ruiz

/s/ Dr. W. Michael Barnes	Director	February 26, 2009
Dr. W. Michael Barnes

/s/ John E. Caldwell	Director	February 26, 2009
John E. Caldwell

/s/ Bruce L. Claflin	Director	February 26, 2009
Bruce L. Claflin

/s/ Frank M. Clegg	Director	February 26, 2009
Frank M. Clegg

/s/ H. Paulett Eberhart	Director	February 26, 2009
H . Paulett Eberhart

/s/ Robert B. Palmer	Director	March 2, 2009
Robert B. Palmer

/s/ Morton L. Topfer	Director	February 26, 2009
Morton L. Topfer

EXHIBIT INDEX

Number	Exhibit
4.1	Warrant to Purchase 35,000,000 Shares of Common Stock of Advanced Micro Devices, Inc., dated March 2, 2009.

4.2	Registration Rights Agreement, dated as of March 2, 2009, between Advanced Micro Devices, Inc. and West Coast Hitech L.P.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).